FOR IMMEDIATE RELEASE

CONTACT:

John Arnold

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: arnold@ansoft.com

ANSOFT CORPORATION FIRST QUARTER EARNINGS INCREASE TO $0.11 PER SHARE ON RECORD REVENUES

PITTSBURGH, PA -- August 18, 2005 -- Ansoft Corporation (NASDAQ: ANST) today announced financial results for its first quarter of fiscal 2006 ended July 31, 2005.

Revenue for the first quarter totaled $14.8 million, an increase of 17% compared to $12.7 million reported in the previous fiscal year's first quarter. On a non-GAAP basis, net income for the first quarter was $1.4 million, or $0.11 per diluted share, representing a 392% increase when compared to net income of $0.3 million, or $0.02 per diluted share in the previous fiscal year's first quarter. On a generally accepted accounting principles (GAAP) basis, net income for the first quarter was $1.2 million, or $0.09 per diluted share, compared to GAAP net income of $30,000, or $0.00 per diluted share in the previous fiscal year's first quarter.

"We had an excellent first quarter with strong growth in revenues and earnings," said Nicholas Csendes, Ansoft's President and CEO. "For the balance of the fiscal year, we expect continued revenue growth of around 10-15% with earnings increasing around 25% over the last fiscal year."

Pro forma results represent non-GAAP financial measures and exclude the impact of amortization of intangible assets. A reconciliation of these amounts to the appropriate GAAP amounts, for the three months ended July 31, 2005 and 2004 is included with this press release.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue and earnings growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management's ability to forecast revenues and control expenses and the size, timing and structure of significant licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of August 18, 2005. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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Ansoft -- Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended July 31,
	2005	2004
Revenue
License	$ 6,820	$ 6,169
Service and other	7,970	6,509
Total revenue	14,790	12,678
Costs of revenue
License	99	97
Service and other	329	304
Total cost of revenue	428	401
Gross profit	14,362	12,277
Operating Expenses
Sales and marketing	7,143	7,497
Research and development	4,060	3,978
General and administrative	1,383	1,064
Amortization	369	409
Total operating expenses	12,955	12,948
Income (loss) from operations	1,407	(671)
Net realized gain (loss) on sale of securities	(2)	759
Other income, net	340	(48)
Income before income taxes	1,745	40
Income tax expense	576	10
Net income	$ 1,169	$ 30

Basic net income per share	$ 0.10	$ 0.00
Diluted net income per share	$ 0.09	$ 0.00
Weighted average shares used in calculation
Basic	11,917	11,664
Diluted	12,977	13,314

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Ansoft -- Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	April 30,
	2005	2005

Assets
Current assets
Cash and cash equivalents	$ 8,143	$ 11,910
Accounts receivable, net	9,149	17,388
Deferred income taxes	229	229
Prepaid expenses and other assets	1,849	1,148
Total current assets	19,370	30,675

Equipment and furniture, net	3,030	2,811
Marketable securities	31,113	28,496
Other assets	136	146
Deferred income taxes	6,177	6,177
Goodwill	1,239	1,239
Other intangible assets, net	3,518	3,877
Total assets	$ 64,583	$ 73,421

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 1,055	$ 231
Accrued payroll	681	2,290
Accrued income taxes	747	415
Other accrued expenses	1,592	2,661
Current portion of deferred revenue	16,066	17,500
Total current liabilities	20,141	23,097
Long-term portion of deferred revenue	1,025	1,039
Total liabilities	21,166	24,136

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 25,000 shares
authorized; issued 13,931 and 13,901 shares, respectively
and outstanding 11,804 and 12,083, respectively	141	140
Additional paid-in capital	70,804	70,410
Treasury stock, 2,127 and 1,818 shares, respectively	(28,873)	(21,762)
Accumulated other comprehensive loss, net	(659)	(338)
Retained earnings	2,004	835
Total stockholders' equity	43,417	49,285
Total liabilities and stockholders' equity	$ 64,583	$ 73,421

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Ansoft -- Page 4

ANSOFT CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME

(In thousands, except per share amounts)

(unaudited)

Pursuant to the requirement of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude the amortization of intangible assets. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between periods that is not influenced by certain non-cash expenses and therefore are helpful to understanding the Company's underlying operational results. These same measures are used by management when evaluating the continuing operating results of the Company.
	Three months ended July 31,
	2005	2004

GAAP net income	$ 1,169	$ 30
Amortization of intangibles (1)	229	254
Pro forma net income	$ 1,398	$ 284
Pro forma net income per diluted common share	$ 0.11	$ 0.02
Weighted average diluted shares used in calculation	12,977	13,314

(1) Amortization expense net of a 38% tax rate.

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